EXHIBIT 23.3

RP® FINANCIAL, LC.

Financial Services Industry
Consultants

September 19, 2007

Boards of Directors
Sound Financial, Inc.
Sound Community Bank
2005 Fifth Avenue, 2nd Floor
Seattle, Washington 98121

Members of the Boards of Directors:

We hereby consent to the use of our firm's name in the Form MHC-2, and any amendments thereto, filed with the Office of Thrift Supervision and in the Registration Statement on Form SB-2, and any amendments thereto, filed with the Securities and Exchange Commission of Sound Financial, Inc. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Sound Financial, Inc.

Sincerely,

/s/ RP Financial, LC.

RP® FINANCIAL, LC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com